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                       March 19, 2024

       Eric Alexander
       Chief Financial Officer
       U.S. Gold Corp.
       1910 East Idaho Street
       Suite 102-Box 604
       Elko, NV 89801

                                                        Re: U.S. Gold Corp.
                                                            Form 10-K for the
Fiscal Year ended April 30, 2023
                                                            Filed July 31, 2023
                                                            File No. 001-08266

       Dear Eric Alexander:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation